Exhibit 10.3

Performance-Based Restricted Stock Unit Grant Award Agreement
Under the Envestnet, Inc. 2010 Long-Term Incentive Plan

    THIS AGREEMENT is effective as of the Grant Date (as defined in Section 1), and is by and between the Participant and Envestnet, Inc. (the "Company").

    WHEREAS, the Company maintains the Envestnet, Inc. 2010 Long-Term Incentive Plan (the “Plan”) (the "Plan"), and the Participant has been selected by the committee administering the Plan (the "Committee") to receive a Performance-Based Restricted Stock Unit Award under the Plan; and

    NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as provided as follows in this Performance-Based Restricted Stock Unit Award Agreement (the “Agreement”). The Performance-Based Restricted Stock Unit Award is in all respects subject to the terms, definitions and provisions of the Plan and the Agreement. Unless the context clearly provides otherwise, the capitalized terms herein shall have the meaning ascribed to such terms under the Plan.

1.    Performance-Based Restricted Stock Unit Award Terms. The following words and phrases used in this Agreement shall have the meanings set forth in this Section 1:

(A)    Participant: The “Participant” is

(B)    Grant Date:

(C)    Total Performance-Based Restricted Stock Units: Units (the “PSUs”)

Each granted “Unit” represents the right to receive up to one and one-half shares of Stock, subject to the terms and conditions of this Agreement and the Plan.

(D)    Performance Period: The “Performance Period” shall be the period from January 1, 2021 through December 31, 2023 (or, if earlier, the date of a Vesting Change in Control (as defined below)).

(E)    Settlement Date: The “Settlement Date” shall be the date between the three-year anniversary of the Grant Date and thirty (30) days following such three-year anniversary of the Grant Date, or, if the Participant incurs a Vesting Termination prior to the last day of the Performance Period, the date between February 1, 2024 and March 15, 2024, in each case, that shares are distributed to the Participant pursuant to Section 3 below following the date that the Compensation Committee determines the extent that the Company satisfies the Performance Measures.

(F)    Performance Percentage: The “Performance Percentage” for the Performance Period shall be determined as the sum of (Revenue Achievement Score * .3333) + (Adjusted Earnings Per Share Achievement Score * .3333) + (Relative TSR Achievement Score * .3334).

Subject to Section 5, a percentage of the PSUs, if any, shall become earned only to the extent that the Company satisfies the Performance Measures, as determined by the Committee in its sole discretion consistent with the scorecard attached hereto as Exhibit A. The determination of performance of the Company for purposes of the Revenue Growth and the Adjusted Earnings Per Share Growth shall be determined using the amounts for such measures that the Company disclosed as part of its annual Form 10-K. The Revenue Growth and the Adjusted Earnings Per Share Growth shall all be determined including acquisitions made by the Company during the Performance Period.

The determination of the TSR for the Relative TSR shall be determined by dividing (A) by (B) where (A) equals the Ending Stock Price (as defined below) minus the Beginning Stock Price (as defined below) plus any Dividends Paid (as defined below) and where (B) equals Beginning Stock Price. The Ending Stock Price shall equal the average daily-closing stock price of the twenty trading days preceding December 31, 2023. The Beginning Stock Price shall equal the average daily-closing stock price of the twenty trading days preceding January 1, 2021. Paid Dividends shall represent the value of dividends for which the ex-dividend date occurs during the Performance Period, and, for purposes of the TSR calculation, dividends are assumed to be reinvested in additional shares of stock as of the ex-dividend date. The Company’s TSR calculated as described above shall be compared to the TSR calculated in the same manner for the Russell 2000 companies.

(G)    Restricted Period. With respect to all PSUs, the "Restricted Period" shall begin on the Grant Date and shall end on the three-year anniversary of the Grant Date (or if earlier, on the Settlement Date or a Vesting Change in Control (the earliest of such dates referred to as the “Vesting Date”)). Subject Section 2 below, if the Participant’s Termination Date does not occur during the Restricted Period with respect to any PSUs, then the Participant shall become vested in the PSUs as of the Vesting Date.

2.    Termination of Employment. Except as provided in this Section 2 or Section 5, any portion of PSUs for which the Restricted Period has not ended prior to or upon the Participant’s Termination Date, shall be forfeited. If the Participant incurs: (i)

an involuntary termination of employment without Cause, or (ii) a termination due to Disability or death, or (iii) if the Participant is party to an employment agreement with the Company that includes a “Good Reason” concept and the Participant voluntarily resigns for Good Reason (each such termination in (i), (ii) and (iii) referred to as a “Vesting Termination”) prior to the Vesting Date, and subject to (x) the Participant signing and not revoking a release of claims and (y) the Participant’s continued compliance with any restrictive covenants or any other agreement between the Participant and the Company or an affiliate that applies after the Termination Date, then the Participant shall be treated as if the Termination Date had not occurred prior to the last day of the Restricted Period (subject to a pro-rata reduction as specified in Section 3 below). The release must be executed, and any revocation period must have expired, within sixty (60) days after the Termination Date. All PSUs that do not vest in accordance with the foregoing, shall be immediately forfeited.

Notwithstanding the foregoing, in the event the Participant incurs a termination for any reason other than a Vesting Termination, or in the event the release does not become effective within sixty (60) days after the Termination Date, as required as provided in this Section 2 following a Vesting Termination, the Participant shall immediately forfeit his or her right to any vesting of any PSUs for which the Restricted Period has not ended as of such Termination Date. For purposes of this Agreement, if the Participant is a party to an employment agreement with the Company, then Cause, Disability (or Permanent Disability) and Good Reason shall have such meaning as given such terms in such employment agreement. Notwithstanding anything to the contrary in any agreement between the Participant and the Company or a Related Company, the Participant acknowledges and agrees that the PSUs shall vest (and the Restricted Period shall end) only as provided by, and subject to the terms of, this Agreement and the Plan.

3.    Settlement Date. On the Settlement Date, the Participant shall receive a number of shares of Stock in settlement of the PSUs. The number of shares of Stock that the Participant shall receive on the Settlement Date shall be determined by multiplying (i) the number of PSUs (which have not previously been forfeited or cancelled) by (ii) the Performance Percentage determined pursuant to Section 1.F. above (with such percentage converted to a number by dividing such percentage by 100); provided, however, that if the Termination Date occurred prior to the Vesting Date and prior to a Change in Control due to a Vesting Termination, then the product of clauses (i) and (ii) shall additionally be multiplied by the Pro-Rata Fraction (as defined below). Shares of Stock received by you pursuant to this Section 3 shall be free of restrictions otherwise imposed by this Agreement and the Plan; provided, however that the shares of Stock shall remain subject to the terms of this Agreement expressly applicable after such Settlement Date (including, without limitation, Section 7). As of the Settlement Date and settlement of the PSUs pursuant to this Section 3, all Units (which have not previously been forfeited or cancelled) shall be cancelled. The term “Pro-Rata Fraction” shall mean a fraction, the numerator of which shall be equal to the number of days between the Grant Date and the Participant’s Termination Date and the denominator of which shall be 1095. If the Participant works or resides outside the United States, the Company, in its sole discretion, may require the Participant to sell shares of Stock received in settlement of the PSUs immediately or within a specified period following Participant’s Termination Date (in which case, this Agreement shall give the Company the authority to issue sales instructions on the Participant’s behalf).

4.    Dividends. To the extent that the PSUs have not otherwise been forfeited or cancelled prior to the Settlement Date, the Participant will be paid a cash payment on the Settlement Date equal to the number of shares of Stock delivered pursuant to Section 3 multiplied by the total amount of dividend payments made in relation to one share of Stock with respect to record dates occurring during the period between the Grant Date and the Settlement Date.

5.    Change in Control. In the event of a Change in Control on or prior to the Vesting Date, the Company, or the entity that is the surviving entity or successor to the Company following such transaction, may elect (a) to continue this Performance-Based Restricted Stock Unit Award subject to the terms of this Agreement and the Plan as described in this Section 5 and subject to such adjustments, if any, by the Committee as permitted by Section 4.3 of the Plan; or (b) to terminate this Performance-Based Restricted Stock Unit Award and distribute shares of Stock within sixty (60) days following such Change in Control. In the event that the Company or its successor chooses to terminate this award and make a distribution of shares of Stock as provided in clause (b) of the previous sentence (in which case the Change in Control is a “Vesting Change in Control”), the payment amount attributable to dividends as described in and determined pursuant to Section 4 shall be determined as if the date of the Vesting Change in Control were the Settlement Date and the number of shares of Stock to be delivered pursuant to Section 3 shall be calculated as if the date of such Vesting Change in Control were the Settlement Date and the Company achieved target performance on all applicable Performance Measures and the shares of Stock received by a Participant pursuant to this Section 5 shall be free of restrictions otherwise imposed by this Agreement and the Plan; provided, however that the shares of Stock shall remain subject to the terms of this Agreement expressly applicable after the Settlement Date (including, without limitation, Section 7).

6.    Section 409A of the Code. The distribution of shares of Stock made pursuant to this Agreement are intended to be interpreted and operated to the fullest extent possible so that such distributions shall be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). It is intended that the distribution of shares of Stock will in any event be made pursuant to the terms of this Agreement to the Participant within the period necessary to satisfy the exemption from Section 409A of the Code for short-term deferrals set forth in Treas. Reg. §1.409A-1(b)(4)(i) (which generally requires that payment be made not later than the fifteenth day of the third month after the end of the year in which the amount is no longer subject to a substantial risk of forfeiture as defined for purposes of Section 409A of the Code). To the extent that the distributions of shares of Stock made pursuant to this Agreement are deferred compensation subject to (but not otherwise exempt from) Section 409A of the Code, this Agreement is intended to be interpreted and operated to the fullest extent possible so that the distribution of shares of Stock pursuant to this Agreement shall comply with the requirements of Section 409A of the Code.

7.    Clawback Policy. Notwithstanding anything in this Agreement to the contrary, in consideration for the award of this Performance-Based Restricted Stock Unit Award, the Participant acknowledges and agrees that he or she is subject to the Envestnet, Inc. Clawback Policy (the “Clawback Policy”) and that the Participant’s rights with respect to this Performance-Based Restricted Stock Unit Award and any other Covered Awards (as defined in the Clawback Policy) granted to the Participant shall be subject to Clawback Policy as amended from time to time.

8.    Withholding. The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Related Company for which the Participant provides service (the “Employer”), the ultimate liability for all income tax, social insurance contributions, payroll tax, fringe benefits tax, payment on account, and other tax-related items related to the Participant's participation in the Plan and legally applicable to Participant (“Tax-Related Items”) is and remains the Participant's responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs, including, but not limited to, the grant, earning or settlement of the PSUs, the subsequent sale of shares Stock acquired pursuant to such settlement and the receipt of any dividends or other distributions paid on the Stock, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the PSUs to reduce or eliminate the Participant's liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. Unless otherwise determined by the Committee, any applicable withholding required with respect to this Restricted Stock Unit Award shall be satisfied through the surrender of shares of Stock to which the Participant is otherwise entitled under the Plan; provided, however, that the amount withheld in the form of shares of Stock to which the Participant is entitled under the Plan may not exceed the maximum individual tax rate for the Participant in applicable jurisdictions for such Participant (based on the applicable rates of the relevant tax authorities (for example, federal, state and local), including the Participant’s share of payroll or similar taxes, as provided in tax law, regulations, or the authority’s administrative practices, not to exceed the highest statutory rate in that jurisdiction, even if that rate exceeds the highest rate that may be applicable to the specific Participant. Further, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items not satisfied consistent with the prior sentence by one or a combination of the following: (i) withholding from wages or other cash compensation payable to the Participant by the Company or the Employer; (ii) withholding from proceeds of the sale of Stock to be issued upon settlement of the PSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant's behalf pursuant to this authorization without further consent); and (iii) any other method acceptable to the Company and permitted under the Plan and applicable laws. If the obligation for Tax-Related Items is satisfied by withholding in shares of Stock, the Participant is deemed to have been issued the full number of shares of Stock subject to the vested PSUs, notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying the Tax-Related Items. The Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant's participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver the shares Stock or the proceeds of the sale of shares of Stock if the Participant fails to comply with the Participant's obligations for Tax-Related Items.

9.    Transferability. This Performance-Based Restricted Stock Unit Award is not transferable except as designated by the Participant by will or by the laws of descent and distribution or, to the extent provided by the Committee, pursuant to a qualified domestic relations order (within the meaning of the Code and applicable rules thereunder). Notwithstanding the foregoing, the Committee may permit the Performance-Based Restricted Stock Unit Award to be transferred to or for the benefit of the Participant’s family (including, without limitation, to a trust or partnership for the benefit of the Participant’s family), subject to such procedures as the Committee may establish.

10.    Adjustment of Award. The number and type of shares of Stock subject to this Performance-Based Restricted Stock Unit Award will or may be adjusted in accordance with the Plan to reflect certain corporate transactions which affect the number, type or value of such shares.

11.    No Implied Rights. Neither the Plan nor this Performance-Based Restricted Stock Unit Award constitutes a contract of employment or continued service and does not give the Participant the right to be retained in the employ or service of the Company or any Related Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan or this Performance-Based Restricted Stock Unit Award. Except as otherwise provided in the Plan or this Performance-Based Restricted Stock Unit Award, no Award under the Plan shall confer upon the holder thereof any right as a stockholder of the Company prior to the date on which he fulfills all service requirements and other conditions for receipt of such rights and shares of Stock are registered in his name.

12.    Data Privacy.

A.    Data Privacy Consent. The Participant hereby declares that the Participant agrees with the data processing practices described herein and consents to the collection, processing and use of Personal Data (as defined below) by the Company and the

Employer, and the transfer of Personal Data to the recipients mentioned herein, including recipients located in countries which do not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described herein.

B.    Declaration of Consent. The Participant understands that the Participant must review the following information about the processing of Personal Data by or on behalf of the Company or the Employer as described in the Agreement and any materials related to the Participant's eligibility to participate in the Plan and declare the Participant's consent. As regards to the processing of the Participant's Personal Data in connection with the Plan, the Participant understands that the Company is the controller of the Participant's Personal Data.

C.    Data Processing and Legal Basis. The Company collects, uses and otherwise processes certain information about the Participant for purposes of implementing, administering and managing the Plan. The Participant understand that this information may include, without limitation, the Participant's name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of Stock or directorships held in the Company or its subsidiaries, details of all equity awards or any other entitlement to shares of Stock or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in the Participant's favor (the “Personal Data”). The legal basis for the processing of the Participant's Personal Data, where required, is the Participant's consent.

D.    Stock Plan Administration Service Providers. The Participant understand that the Company transfers the Participant's Personal Data, or parts thereof, to the Designated Broker, an independent service provider based in the U.S., which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select different service providers and share the Participant's Personal Data with such different service providers that serve the Company in a similar manner. The Company’s service providers will open an account for the Participant to receive and trade shares of Stock acquired under the Plan and the Participant may be asked to agree on separate terms and data processing practices with the service provider, which is a condition of any ability to participate in the Plan.

E.    International Data Transfers. the Company and, as of the date hereof, any third parties assisting in the implementation, administration and management of the Plan, such as Fidelity Stock Plan Services, LLC and its affiliates (the “Designated Broker”), are based in the U.S. If the Participant is located outside the U.S., the Participant's country may have enacted data privacy laws that are different from the laws of the U.S. The Company’s legal basis for the transfer of Personal Data is the Participant's consent.

F.    Data Retention. the Company will process the Participant's Personal Data only as long as is necessary to implement, administer and manage the Participant's participation in the Plan, or to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws. In the latter case, the Participant understands and acknowledges that the Company’s legal basis for the processing of the Participant's Personal Data would be compliance with the relevant laws or regulations. When the Company no longer needs Personal Data for any of the above purposes, the Participant understand that the Company will remove it from its systems.

G.    Voluntariness and Consequences of Denial/Withdrawal of Consent. The Participant understands that any participation in the Plan and the Participant's consent are purely voluntary. The Participant may deny or later withdraw the Participant's consent at any time, with future effect and for any or no reason. If the Participant denies or later withdraws the Participant's consent, the Company cannot offer participation in the Plan or grant PSUs or other equity awards to the Participant or administer or maintain such awards, and the Participant will not be eligible to participate in the Plan. The Participant further understands that denial or withdrawal of the Participant's consent would not affect the Participant's relationship with the Company and/or the Participant's Employer and that the Participant would merely forfeit the opportunities associated with the Plan.

H.    Data Subject Rights. The Participant understands that data subject rights regarding the processing of personal data vary depending on the applicable law and that, depending on where the Participant is based and subject to the conditions set out in the applicable law, the Participant may have, without limitation, the rights to (i) inquire whether and what kind of Personal Data the Company holds about the Participant and how it is processed, and to access or request copies of such Personal Data, (ii) request the correction or supplementation of Personal Data about the Participant that is inaccurate, incomplete or out-of-date in light of the purposes underlying the processing, (iii) obtain the erasure of Personal Data no longer necessary for the purposes underlying the processing, (iv) request the Company to restrict the processing of the Participant's Personal Data in certain situations where the Participant feel its processing is inappropriate, (v) object, in certain circumstances, to the processing of Personal Data for legitimate interests, and to (vi) request portability of the Participant's Personal Data that the Participant has actively or passively provided to the Company (which does not include data derived or inferred from the collected data), where the processing of such Personal Data is based on consent or the Participant's relationship with the Company and/or the Participant's Employer and is carried out by automated means. In case of concerns, the Participant also may have the right to lodge a complaint with the competent local data protection authority. Further, to receive clarification of, or to exercise any of, the Participant's rights, the Participant understands the Participant should contact the Participant's local human resources representative.

13.    Country Specific Provisions. Notwithstanding any provisions in this Agreement, the PSUs shall be subject to any additional terms and conditions set forth in the Appendix to this Agreement for the Participant's country. Moreover, if the Participant relocate to one of the countries included in the Appendix, the additional terms and conditions for such country will apply to the Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer). The Appendix constitutes part of this Agreement. The Appendix constitutes part of this Agreement.

14.    Nature of Grant. In accepting the PSUs, the Participant acknowledges, understands and agrees that:

A.the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

B.the award of the PSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of PSUs, or benefits in lieu of PSUs, even if PSUs have been granted in the past;

C.all decisions with respect to future PSUs or other Awards, if any, will be at the sole discretion of the Company;

D.the award of PSUs and the Participant's participation in the Plan shall not be interpreted as forming or amending an employment or service contract with the Company or the Employer, and shall not interfere with the ability of the Company, the Employer or any other subsidiary or affiliate, as applicable, to terminate the Participant's employment relationship (if any);

E.the Participant is voluntarily participating in the Plan;

F.the PSUs and the shares of Stock subject to the PSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;

G.the PSUs and the shares of Stock subject to the PSUs, and the income from and value of same, are not part of normal or expected compensation for purposes of, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;

H.the future value of the underlying shares of Stock is unknown, indeterminable and cannot be predicted with certainty; and

I.no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs resulting from the termination of the Participant's employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant's employment agreement, if any); and

J.neither the Company nor the Employer shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the PSUs or of any amounts due to the Participant pursuant to the settlement of the PSUs or the subsequent sale of any shares of Stock acquired upon settlement.

15.    Plan Governs. This Performance-Based Restricted Stock Unit Award shall be subject to all of the terms and conditions of the Plan, a copy of which may be obtained from the Secretary of the Company.

16.    Severability. The provisions of the Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

17.    Waiver. The waiver by the Company with respect to the Participant’s (or any other Participant’s) compliance of any provision of the Agreement shall not operate or be construed as a waiver of any other provision of the Agreement, or of any subsequent breach by such party of a provision of the Agreement.

18.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant's participation in the Plan, on the PSUs and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

19.    Compliance with Law. Notwithstanding any other provision of the Plan or the Agreement, unless there is an exemption from any registration, qualification or other legal requirement applicable to the shares of Stock, the Company shall not be required to deliver any shares issuable upon settlement of the PSU prior to the completion of any registration or qualification of the shares under any U.S. or non-U.S. local, state or federal securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. local, state or federal governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Company is under no obligation to register or qualify the shares with the SEC or any state or Non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. Further, the Participant agrees that the Company shall have unilateral authority to amend the Agreement without the Participant's consent to the extent necessary to comply with securities or other laws applicable to issuance of shares.

20.    Exchange Control, Foreign Asset/Account and/or Tax Reporting. Depending upon the country to which laws the Participant is subject, the Participant may have certain foreign asset/account and/or tax reporting requirements that may affect the Participant's ability to acquire or hold shares of Stock under the Plan or cash received from participating in the Plan (including from any dividends or sale proceeds arising from the sale of shares of Stock) in a brokerage or bank account outside the Participant's country of residence. The Participant's country may require that the Participant report such accounts, assets or transactions to the applicable authorities in the Participant's country. The Participant also may be required to repatriate cash received from participating in the Plan to the Participant's country within a certain period of time after receipt. The Participant is responsible for knowledge of and compliance with any such regulations and should speak with the Participant's personal tax, legal and financial advisors regarding same.

21.    Language. The Participant acknowledges that the Participant is proficient in the English language, or that the Participant has consulted with an advisor who is proficient in the English language, so as to enable the Participant to understand the provisions of this Agreement and the Plan. If the Participant has received the Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

22.    Amendment and Termination. The Board may, at any time, amend or terminate the Plan, and the Board or the Committee may amend the Agreement, provided that no amendment or termination may, in the absence of written consent to the change by the Participant (or, if the Participant is not then living, the affected Beneficiary), adversely affect the rights of any Participant or Beneficiary under this Performance-Based Restricted Stock Unit Award. Adjustments pursuant to subsection 4.3 of the Plan shall not be subject to the foregoing limitations. It is the intention of the Company that, to the extent that any provisions of this Plan or this Performance-Based Restricted Stock Unit Award are subject to Section 409A of the Code, the Plan and this Performance-Based Restricted Stock Unit Award comply with the requirements of Section 409A of the Code and that the Board shall have the authority to amend the Plan and this Agreement as it deems necessary to conform to Section 409A of the Code. This Agreement and the Plan set forth the entire understanding of the agreement between the Company and the Participant with respect to this Performance-Based Restricted Stock Unit Award and supersede any prior written or oral agreements with respect thereto.

23.    Applicable Law. The Plan and this Performance-Based Restricted Stock Unit Award shall be construed in accordance with the laws of the State of Delaware, USA. For any legal action relating to this Agreement, the parties to this Agreement consent to the exclusive jurisdiction and venue of the federal courts of the Northern District of Illinois, USA, and, if there is no jurisdiction in federal court, to the exclusive jurisdiction and venue of the state courts in Cook County, Illinois, USA.

Revenue Growth (compound annual growth rate (“CAGR”) during the Performance Period, including acquisitions)
Performance Level	CAGR	Percentage Earned	Weighting	Achievement Score (0-150%)	Weighted Achievement Score
Outstanding	20%	150%	33.33%
Target	14%	100%
Threshold	8%	50%
< Threshold	< 8%	0%
Adjusted Earnings Per Share Growth (Year over Year Comparison of 2023 Compared to 2022)
Performance Level	Year over Year Comparison between 2023 and 2022	Percentage Earned	Weighting	Achievement Score (0-150%)	Weighted Achievement Score
Outstanding	22%	150%	33.33%
Target	16%	100%
Threshold	10%	50%
< Threshold	< 10%	0%
Relative TSR (as compared to companies in the Russell 2000)
Performance Level	Relative TSR	Percentage Earned	Weighting	Achievement Score (0-150%)	Weighted Achievement Score
Outstanding	75th percentile or above	150%	33.34%
Target	Median	100%
Threshold	35th percentile	50%
< Threshold	< 35th percentile	0%

If the actual performance in the Performance Period with respect to the Performance Measures listed above is between amounts listed on the tables above, the percentage earned shall be determined using straight line interpolation between the percentages listed on the table above; provided, that, for the avoidance of doubt, the percentage earned for any performance below the threshold performance listed above for any Performance Measure shall equal 0% and the percentage earned for any performance above the outstanding performance listed above for any Performance Measure shall equal 150%.

APPENDIX
ADDITIONAL TERMS AND CONDITIONS FOR RESTRICTED STOCK UNITS
UNDER THE ENVESTNET, INC. 2010 LONG-TERM INCENTIVE PLAN

Capitalized terms used but not defined in this Appendix shall have the same meanings assigned to them in the Plan and the Agreement.

General

This Appendix includes additional terms and conditions that govern the PSUs if the Participant works and/or resides in one of the countries listed below. If the Participant is a citizen or resident of a country other than the one in which the Participant is currently working and/or residing in (or are considered as such for local law purposes), or the Participant transfers employment and/or residency to a different country after the PSUs are granted, the Company will, in its discretion, determine to what extent the terms and conditions contained herein apply to the Participant (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer).

Notifications

This Appendix also includes information regarding certain other issues of which the Participant should be aware with respect to the Participant's participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of December 2020. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information noted herein as the only source of information relating to the consequences of participation in the Plan because the information may be out-of-date at the time the Participant vests in the PSUs or sell any shares of Stock acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Participant's particular situation. As a result, the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant is strongly advised to seek appropriate professional advice as to how the relevant laws in the Participant's country may apply to the Participant's individual situation.

If the Participant is a citizen or resident of a country other than the one in which the Participant is currently working and/or residing in (or is considered as such for local law purposes), or if the Participant transfers employment and/or residency to a different country after the PSUs are granted, the notifications contained in this Appendix may not be applicable to the Participant in the same manner.

AUSTRALIA

Notifications

Securities Law Information. There are legal consequences associated with participating in the Plan. The Participant should ensure that the Participant understands these consequences before participating in the Plan. Any information given by or on behalf of the Company is general information only. The Participant should obtain the Participant's own financial product advice from an independent person who is licensed by the Australian Securities and Investments Commission (“ASIC”) to give advice about participating in the Plan.

The grant of PSUs under the Plan and the Agreement do not require disclosure under the Corporations Act 2001 (Cth) (the “Corporations Act”). No document provided to the Participant in connection with the Participant's participation in the Plan (including the Agreement and this Appendix):

•is a prospectus for purposes of the Corporations Act; or

•has been filed or reviewed by a regulator in Australia (including ASIC).

The Participant should not rely on any oral statements made in connection with the Participant's participation in the Plan. The Participant should rely only upon the statements contained in the Agreement, including this Appendix, when considering whether to participate in the Plan.

In the event that shares of Stock are issued to the Participant under the Plan, the value of any shares of Stock will be affected by the Australian / U.S. dollar exchange rate, in addition to fluctuations in value caused by the fortunes of the Company.

If the Participant offer any shares of Stock for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. The Participant should consult with the Participant's personal legal advisor prior to making any such offer to ensure compliance with the applicable requirements.

Exchange Control Information. If the Participant is an Australian resident, exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on the Participant's behalf. If there is no Australian bank involved with the transfer, the Participant will be required to file the report.

Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies (subject to the conditions in that Act).

CANADA

Terms and Conditions

Settlement in Shares Only. Notwithstanding any discretion in the Plan or anything to the contrary in the Agreement, this Award of PSUs shall only be settled in shares of Stock, not cash.

Forfeiture upon Termination of Employment. This provision supplements Section 2 of the Agreement:

For purposes of the PSU, the Participant’s Termination Date will occur as of the date the Participant is no longer actually employed or otherwise rendering services to the Company or, if different, the Related Company for which the Participant provides services (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment or other laws or otherwise rendering services or the terms of the Participant’s employment or other service agreement, if any). Unless otherwise provided in the Agreement or extended by the Company, the Participant’s right to vest in the PSU under the Plan, if any, will terminate as of such date. The Termination Date will not be extended by any common law notice period. Notwithstanding the foregoing, however, if applicable employment standards legislation specifically requires continued entitlement to vesting during a statutory notice period, the Participant’s right to vest in the PSU under the Plan, if any will be allowed to continue for that minimum notice period but then immediately terminate effective as of the last day of the Participant’s minimum statutory notice period. In the event the date the Participant is no longer providing actual service cannot be reasonable determined under the terms of the Agreement and/or the Plan, the Committee or its delegate shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the PSU (including whether the Participant may still be considered to be providing services while on a leave of absence). Unless the applicable employment standards legislation specifically requires, in the case of the Participant, the Participant will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which his service relationship is terminated (as determined under this provision) nor will the Participant be entitled to any compensation for lost vesting.

The following provisions are applicable in Quebec:

Language Consent. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceeds entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be provided to them in English.

Consentement à la Langue Utilisée. Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

Data Privacy. The following provision supplements the "Data Privacy" provision set forth above:

The Participant hereby authorizes the Company and the Company’s representatives to discuss and obtain all relevant information from all personnel, professional or non-professional, involved in the administration of the Plan. The Participant further authorizes the Company and any subsidiaries and affiliates to disclose and discuss such information with their advisors. The Participant also authorizes the Company or any subsidiary or affiliate to record such information and to keep such information in the Participant's employment file.

Notifications

Securities Law Information. The Participant is permitted to sell shares of Stock acquired pursuant to the Plan through the designated broker appointed under the Plan, if any, provided the sale of the shares of Stock acquired under the Plan will take place only outside of Canada through the facilities of a stock exchange on which the shares of Stock are listed.

Foreign Asset/Account Reporting Information. The Participant is required to report any foreign specified property on form T1135 (Foreign Income Verification Statement) if the total value of the foreign specified property exceeds CAD$100,000 at any time in the year. Foreign specified property includes shares of Stock acquired under the Plan, and may include the PSUs. The PSUs must be reported (generally at a nil cost) if the $100,000 cost threshold is exceeded because of other foreign property the Participant holds. If shares of Stock are acquired, their cost generally is the adjusted cost base (“ACB”) of the shares. The ACB ordinarily would equal the fair market value of the shares of Stock at the time of acquisition, but if the Participant owns other shares of Stock, this ACB may have to be averaged with the ACB of the other shares. The form must be filed by April 30 of the following year. The Participant should consult with the Participant's personal legal advisor to ensure compliance with applicable reporting obligations.

INDIA

Notifications

Exchange Control Information. The Participant understands that the Participant must repatriate any cash dividends paid on shares of Stock acquired under the Plan, as well as any proceeds from the sale of shares of Stock acquired under the Plan within a prescribed period of time, as may be required under applicable regulations. The Participant will receive a foreign inward remittance certificate (“FIRC”) from the bank where the Participant deposits the foreign currency, and the Participant must maintain the FIRC as proof of repatriation of funds in the event that the Reserve Bank of India or the Employer requests proof of repatriation. It is the Participant's responsibility to comply with these requirements.

Foreign Asset/Account Reporting Information. The Participant is required to declare foreign bank accounts and any foreign financial assets (including shares of Stock held outside of India) in the Participant's annual tax return. It is the Participant's responsibility to comply with this reporting obligation and the Participant should consult the Participant's personal tax advisor in this regard.

UNITED KINGDOM

Terms and Conditions

Responsibility for Taxes and Withholding. This provision Section 9 of the Agreement:

Without limitation to Section 9, the Participant agrees that the Participant is liable for all tax obligations and hereby covenants to pay all such tax obligations as and when requested by the Company or the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also agrees to indemnify and keep indemnified the Company and the Employer against any taxes that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Participant's behalf.

Notwithstanding the foregoing, if the Participant is an executive officer or director (as within the meaning of Section 13(k) of the Exchange Act), the Participant understands that the Participant may not be able to indemnify the Company or the Employer for the amount of income tax not collected from or paid by the Participant, as it may be considered a loan. In the event that the Participant is an executive officer or director and income tax is not collected from the Participant within ninety (90) days after the end of the tax year in which the taxable event occurs, the amount of any uncollected income tax may constitute an additional benefit to the Participant on which additional income tax and national insurance contributions (“NICs”) may be payable. The Participant acknowledges that the Participant is responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Employer for the value of any NICs due on this additional benefit, which the Company or the Employer may obtain from the Participant pursuant to Section 9 of the Agreement.